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                                                                    EXHIBIT 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Frontier Oil Corporation on Form S-4 of our reports (dated February 19, 2004 (November 17, 2004 as to Note 12), for our opinion on the consolidated financial statements and February 19, 2004, for our opinion on the financial statement schedules) on the consolidated financial statements of Frontier Oil Corporation and subsidiaries, appearing in the Current Report on Form 8-K, filed on or about November 17, 2004, of Frontier Oil Corporation and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
-------------------------
DELOITTE & TOUCHE LLP

Houston, Texas
November 17, 2004